Exhibit (a)(1)(v)

Offer to Purchase for Cash

by

PREMIERE GLOBAL SERVICES, Inc.

of

Up to 11,857,707 Shares of Its Common Stock
At a Purchase Price
of $12.65 per share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON MONDAY, MAY 21, 2007, UNLESS THE OFFER IS EXTENDED.

April 23, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

          Premiere Global Services, Inc., a Georgia corporation, has appointed us to act as Dealer Managers in connection with its offer to purchase for cash up to 11,857,707 shares of its common stock, par value $0.01 per share (the “Common Stock”), at a price of $12.65 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 23, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified in its entirety by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

          All shares properly tendered prior to the expiration date and not properly withdrawn will be purchased in the Offer, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the shares, regardless of any delay in making such payment. All shares acquired in the Offer will be acquired at the same purchase price. Premiere Global reserves the right, in its sole discretion, to purchase more than 11,857,707 shares in the Offer, and to amend the maximum aggregate purchase price, subject to applicable law.

          Premiere Global reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

          Upon the terms and subject to the conditions of the Offer, if more than 11,857,707 shares, or such greater number of shares as Premiere Global may elect to purchase, subject to applicable law, have been validly tendered, and not properly withdrawn before the expiration date, Premiere Global will accept the shares to be purchased in the following order of priority: (i) from all holders of “odd lots” of less than 100 shares who properly tender all their shares and do not properly withdraw them before the expiration date (partial tenders will not qualify for this preference); (ii) from all other shareholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional shares; and (iii) only if necessary to permit Premiere Global to purchase the total number of shares desired to be purchased in this Offer, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares. Therefore, Premiere Global may not purchase all of the shares that shareholders tender even if they tender them. Shares not purchased because of proration provisions will be returned to the tendering shareholders at Premiere Global’s expense promptly after expiration of the Offer. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

          The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

          Premiere Global’s directors and executive officers have advised Premiere Global that they do not intend to tender their shares in the Offer.

          For your information and for forwarding to those of your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. The Offer to Purchase;

          2. The Letter of Transmittal for your use and for the information of your clients, including a Substitute Form W-9;

          3. Notice of Guaranteed Delivery to be used to accept the tender offer if the share certificates and all other required documents cannot be delivered to the Depositary before the expiration date or if the procedure for book-entry transfer cannot be completed before the expiration date;

          4. A letter to the shareholders of Premiere Global, dated April 23, 2007, from Boland T. Jones, the Chairman of the Board and Chief Executive Officer of Premiere Global;

          5. A letter to clients that you may send to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

          6. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary for the Offer.

          YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, MAY 21, 2007, UNLESS THE OFFER IS EXTENDED.

          The Company’s Board of Directors has approved the Offer. However, none of the Company, its Board of Directors, the Dealer Managers, the Information Agent or the Depositary makes any recommendation to your clients as to whether they should tender or refrain from tendering their Shares. Your clients must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender. In doing so, your clients should read carefully the information in the Offer to Purchase and in the Letter of Transmittal, including the Company’s reasons for making the Offer. Certain conditions to the Offer are described in Section 7 of the Offer to Purchase. All tenders must be in proper form as described in Section 3 of the Offer to Purchase to be valid.

          For shares to be tendered properly pursuant to the Offer, the certificates for such shares, or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as described in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 5:00 p.m., New York City time, on Monday, May 21, 2007, by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase.

          Premiere Global will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Dealer Managers, the Depositary, and the Information Agent,

as described in Section 16 of the Offer to Purchase) for soliciting tenders of shares pursuant to the Offer. Premiere Global will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Premiere Global, the Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. Premiere Global will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

          Any questions or requests for assistance may be directed to the Dealer Managers or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, Innisfree M&A Incorporated, (Toll Free) at: (888) 750-5834 or banks and brokers (call collect) at (212) 250-5833.

Very truly yours,

BANC OF AMERICA SECURITIES LLC
WACHOVIA CAPITAL MARKETS, LLC

Enclosures

          NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF PREMIERE GLOBAL, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.